Exhibit 99.1

NEWS RELEASE – December 3, 2009

Contact:

Ken Golden

Director, Strategic Public Relations

309-765-5678

Samuel R. Allen elected Chairman of Deere & Company Board

•      Action consistent with leadership transition previously announced.

•      Allen continues as president and chief executive officer.

•      Robert W. Lane remains chairman until term expires on Feb. 24, 2010.

MOLINE, Illinois (December 3, 2009) – Deere & Company announced today that its Board of Directors has elected Samuel R. Allen as Chairman of the Board, effective at the conclusion of the Feb. 24, 2010 annual meeting of stockholders. Allen will continue as Deere & Company president and chief executive officer.

The action is another step in Deere & Company’s systematic process of leadership transition that was announced in June. Allen will become chairman immediately following expiration of Robert W. Lane’s current term as chairman and member of the Deere Board of Directors. The Board also voted to reduce the size of the Board to 11 members, effective at the same time as Allen becomes Chairman.

In June, Deere & Company announced that its Board of Directors had elected Allen to become president and chief operating officer, as well as a member of the Board of Directors effective June 1st, and chief executive officer effective August 1st.

Allen is a 34-year veteran of Deere with a broad range of leadership experience in many divisions of the company. Allen has served as a senior officer at Deere since 2001, was president of the Worldwide Construction & Forestry Division and

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also led Deere Power Systems Group, John Deere Credit’s global operations, and Deere’s global human resources and labor relations.

Allen also had responsibility in the past for Deere’s intelligent mobile equipment technologies and for Deere’s advanced technology and innovation. Previously in his career, he worked in positions of increasing responsibility in the Consumer Products Division, Worldwide Construction & Forestry Division, Deere Power Systems Group, and the Worldwide Agricultural Division, including managing operations in Latin America, East Asia, and Australia.

John Deere (Deere & Company - NYSE: DE) is a world leader in providing advanced products and services for agriculture, forestry, construction, lawn and turf care, landscaping and irrigation. John Deere also provides financial services worldwide and manufactures and markets engines used in heavy equipment. Since it was founded in 1837, the company has extended its heritage of integrity, quality, commitment and innovation around the globe.

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